HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com
News Release

For Information Contact:
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563-506-9783)

HNI CORPORATION ANNOUNCES
MANAGEMENT CHANGES

MUSCATINE, Iowa (January 19, 2017) – HNI Corporation (NYSE: HNI) announced a change in its Chief Financial Officer and its President, HNI International.

Kurt A. Tjaden who has served as Chief Financial Officer of HNI Corporation since August 2008 has been appointed President, HNI International, a significant and strategically important business unit of HNI Corporation. Mr. Tjaden will continue as a Senior Vice President, HNI Corporation reporting to Stan Askren, Chairman, President and Chief Executive Officer, HNI Corporation.

“Kurt has provided strategic direction and keen insight leading our finance functions and driven value creation for shareholders and members. With his unique capabilities and previous international experience, we are pleased Kurt will now be leading our international businesses,” said Mr. Askren.

Prior to joining HNI Corporation, Mr. Tjaden had significant experience working in Asia for Whirlpool, Gateway, and Procter & Gamble. He possesses a strong background and knowledge of the Asia Pacific region.

Marco V. Molinari, Executive Vice President, HNI Corporation and President of HNI International has elected to retire after over 13 years of service. “I’d like to personally thank Marco for his many years of dedicated and valuable service to HNI Corporation. His contributions to the Corporation have been significant. I wish him all the best in his future,” said Mr. Askren.

Marshall H. Bridges has been appointed Vice President and Chief Financial Officer of HNI Corporation, reporting to Mr. Askren.

“I am pleased to have Marshall take the next step up in his successful career at HNI Corporation as Vice President and Chief Financial Officer. We are fortunate to have such a capable and experienced candidate ready and able to fill this critical role. As indicated by his track record and previous experience at HNI Corporation, I expect Marshall will immediately be a strong contributor to our operations and business strategy,” said Mr. Askren.

Mr. Bridges joined HNI Corporation in 2001, and has served as Vice President Investor Relations and Treasurer, HNI Corporation; Vice President, Finance, Allsteel; and Vice President, Finance, Contract Furniture Group. He possesses significant finance, business strategy and transactional experience.
About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

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